Exhibit 99.1

FOR IMMEDIATE RELEASE: DECEMBER 13, 2018

LEGGETT & PLATT EXPECTS FOURTH QUARTER CHARGES

Carthage, MO, December 13, 2018 –

•	4Q restructuring-related charge of approx. $16 million (pretax); half non-cash

•	4Q note impairment charge of approx. $16 million (pretax)

•	4Q EPS impact of approx. $.19

•	Excluding these charges, the Company is not updating its 2018 guidance

Diversified manufacturer Leggett & Platt expects to incur restructuring-related charges in the fourth quarter of 2018 and in 2019, as set forth below. These charges are related primarily to the Fashion Bed and Home Furniture businesses. The restructuring activity should be substantially complete by the end of 2019.

Charges (pretax), $m:	Cash	Non-Cash	Total
4Q18 restructuring-related	$8	$8	$16
2019 restructuring-related	5	12	17

Total restructuring-related	13	20	33
4Q18 note impairment	—	16	16

Total charges	$13	$36	$49

President and CEO Karl Glassman commented, “The Fashion Bed and Home Furniture businesses have underperformed expectations in recent quarters, primarily from weaker demand and higher raw material costs. As previously discussed, an in-depth analysis of these businesses was conducted, and we are exiting low margin business, reducing operating costs and eliminating excess capacity. These actions should enable improved operating performance in these businesses starting in 2019.”

In the fourth quarter, the Company also expects to record an approximate $16 million non-cash impairment charge related to a note receivable.

The fourth quarter EPS impact of the charges is expected to be approximately $.19. Apart from these charges, the Company is not updating full year EPS guidance issued in October.

Fourth quarter results will be released after the market closes on Monday, February 4, 2019, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) flooring underlayment; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the Company’s ability to achieve its longer-term operating targets, the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the Company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the Company’s Forms 10-K and 10-Q. Any forward-looking statement reflects only the Company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the Company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

P. O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

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